CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2015, (the “Effective Date”) by and between HEARTLAND FINANCIAL USA, INC., a Delaware corporation, (the “Company”) and XXXXXXXXX (the “Employee”).

RECITALS

A.    The Employee is currently serving as an employee of the Company or one of its Affiliates.

B.    The Company desires to continue to employ the Employee as an employee of the Company or one of its Affiliates and the Employee is willing to continue such employment.

C.    The Company recognizes that circumstances may arise in which a change of control of the Company through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Employee, which uncertainty may result in the loss of valuable services of the Employee, and the Company and the Employee wish to provide reasonable security to the Employee against changes in the employment relationship in the event of any such change of control.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1.    Payment of Severance Amount. If the Employee’s employment by the Company, or any Affiliate or successor of the Company, shall be subject to a Termination within the Covered Period, then the Company shall provide the Employee the following benefits:

A.Subject to deferral in accordance with Section 6.A. of this Agreement, the Employee shall receive the applicable Severance Amount in lump sum on the next regular payroll payment date following the Termination Date.

B.On the next regular payroll payment date following the Termination Date the Company shall pay the Employee a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus, vacation pay, sick pay or other paid time off, which has accrued but has not been paid or used.

The Employee’s rights following a Termination with respect to any benefits, incentives or awards provided to the Employee pursuant to the terms and conditions of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, including but not limited to the Company’s 2012 Long-Term Incentive Plan, which are not specifically addressed herein, shall be subject to the terms and conditions of such plan, program or arrangement and this Agreement shall have no effect upon such terms and conditions except as specifically provided herein.

2.    Definitions. As used throughout this Agreement, all of the terms defined in this paragraph 2 shall have the meanings given below.

A.    An “Affiliate” shall mean any entity which owns or controls, is owned by or is under common ownership or control with, the Company.

B.    “Base Compensation” shall mean the amount equal to the sum of (i) the greater of Employee’s then-current annual salary or the Employee’s annual salary as of the date one (1) day prior to the Change of Control; and (ii) the average of the three (3) most recent bonuses paid to the Employee.

C.    A “Change of Control” shall mean:

(i)
the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii)
the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”) cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii)
the consummation by the Company of: (1) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty-one percent (51%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Company are acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

D.    “Covered Period” shall mean the period beginning six (6) months prior to a Change of Control and ending twenty-four (24) months after a Change of Control.

E.    “Good Reason” shall mean the Employee’s voluntary Termination of employment for one or more of the following reasons; provided, however, that for any of the following events that occur during the six (6) month period prior to a Change of Control, the Employee may only voluntarily terminate employment for Good Reason based upon such circumstances by giving written notice (as described below) on or before the date which is 30 days following such Change of Control:

(i)    an material and adverse dimunition in the nature, scope or status of the Employee’s position, authorities or duties from those in effect immediately prior to the Covered Period, including, without limitation, if the Employee ceases to be an executive officer of a public company, if immediately prior to the Covered Period the Employee was an executive officer of a public company;

(ii)    a material reduction in Employee’s Base Compensation;

(iii)    relocation of Employee’s primary place of employment of more than 50 miles from Employee’s primary place of employment prior to the Covered Period or a requirement that Employee engage in travel that is materially greater than prior to the Covered Period;

(iv)    failure by the acquirer to assume this Agreement at the time of the Change of Control, or;

(v)    a material breach by the Company, or its successor, of this agreement.

Notwithstanding the foregoing, prior to the Employee’s voluntary Termination for Good Reason, the Employee must give the Company written notice of the existence of any condition set forth in clause (i) - (v) above within 90 days of such initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, no benefits shall be due under paragraph 1 of this Agreement with respect to such occurrence. If, during such 30-day period, the Company fails or refuses to cure the condition giving rise to Good Reason, the Employee shall be entitled to benefits under paragraph 1 of this Agreement upon such Termination; provided such Termination occurs within 24 months of such initial existence of the applicable condition.

F.    “Severance Amount” shall mean an amount equal to XXX (XX) times the Employee’s Base Compensation.

G.    “Termination” shall mean termination of the Employee’s employment either:

(i)    by the Company or its successor, as the case may be, other than a Termination for Cause or any termination as a result of death or disability;

(ii)    by the Employee for Good Reason; or

(iii)    Voluntary retirement by the Employee shall not constitute a “Termination” hereunder, unless it otherwise constitutes a Good Reason termination.

H.    “Termination Date” shall mean the date of employment termination indicated in the written notice provided by the Company or the Employee to the other.

I.    “Termination for Cause” shall mean only a termination by the Company as a result of:

(i)	Employee’s willful and continuing failure, that is not remedied withintwenty days after receipt of written notice of such failure from the Company, to perform his obligations hereunder;

(ii)	Employee’s conviction of, or the pleading of nolo contendre to, a crime of embezzlement, fraud or a felony under the laws of the United States or any state thereof;

(iii)	Employee’s breach of fiduciary responsibility; or

(iv)	an act of dishonesty by Employee which is materially injurious to the Company.

Any determination of Cause under this Agreement shall be made by resolution adopted by vote of the Board at a meeting called and held for that purpose.

J.     “Voting Securities” shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

3.    Excise Tax Limitation.

A.    It is the intention of the Company and the Employee that no portion of any payment under this Agreement, or payments to or for the benefit of the Employee under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors. It is agreed that the present value of and payments to or for the benefit of the Employee in the nature of compensation, receipt of which is contingent on the Change of Control, and to which Section

280G of the Code applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar less than the maximum amount which the Company may pay without loss of deduction under Section 280G(a) of the Code. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code. Within one hundred and twenty (120) days following the earlier of (A) the giving of the notice of termination or (B) the giving of notice by the Company to the Employee of its belief that there is a payment or benefit due the Employee which will result in an excess parachute payment as defined in Section 280G of the Code, the Employee and the Company, at the Company’s expense, shall obtain the opinion of an Independent Advisor (as defined below), which opinion need not be unqualified, which sets forth (A) the Employee’s applicable Base Amount (as defined under Section 280G of the Code), (B) the present value of Total Payments and (C) the amount and present value of any excess parachute payments. In the event that such opinion determines that there would be an excess parachute payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated as specified by the Employee in writing delivered to the Company within ninety (90) days of his receipt of such opinions or, if the Employee fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no excess parachute payment. The provisions of this paragraph, including the calculations, notices and opinion provided for herein shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 2.B hereof and (B) any other compensation earned by the Employee pursuant to the Company’s compensation programs which would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change of Control. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this paragraph shall be of no further force or effect.

B.     For purposes of this Agreement, “Independent Advisor” shall mean an independent nationally recognized accounting firm approved by the Company and the Employee, where such approval shall not be unreasonably withheld by either party.

4.    Medical and Dental Benefits. If the Employee’s employment by the Company or any Affiliate or successor of the Company shall be subject to a Termination within the Covered Period, then to the extent that the Employee or any of the Employee’s dependents may be covered under the terms of any medical and dental plans of the Company (or any Affiliate) for active employees immediately prior to the termination, the Company will provide the Employee and those dependents with equivalent coverages for the period of XXXXX (XX) months during which Employee is subject to coverage pursuant to COBRA as long as the Employee elects COBRA Continuation Coverage, with the Employee required to make no contributions and to make no premium payments for the equivalent coverages during such period, regardless of whether Employee was required to contribute or make premium payments prior to such a Termination. The Employee COBRA cost (which shall not exceed 102% of the aggregate cost of coverage of Employee paid by the Employer and the Employee prior to Termination) less the cost of coverage paid by the Employer prior to Termination, shall constitute compensation subject to withholding for tax purposes to Employee. The coverages may be procured directly by the Company (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Employee and the Employee’s dependents comply with all of the conditions of the medical or dental plans. In the event the Employee or any of the Employee’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Company (or any Affiliate) plan benefits, coverage under Company (or any Affiliate) plans will cease for the eligible Employee and/or dependent. The Employee and Employee’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available. In the event the Company (or any Affiliate) discovers that the Employee and/or dependent has become employed and not provided the above notification, all payments and benefits under this Agreement will cease.

5.    Out-Placement Counseling. If the Employee’s employment by the Company or any Affiliate or successor of the Company shall be subject to a Termination within the Covered Period, the Company will provide out-placement counseling assistance in the form of either (i) reimbursement of the expenses incurred for such assistance within the twelve (12) month period following the Termination Date, or (ii) a pre-paid executive-level program, in either case, the amount shall not exceed one-quarter (1/4) of the Employee’s Base Compensation on the Termination Date. All reimbursements made pursuant to this Section 5 shall be made in accordance with Code Section 409A ("Section 409A") and Section 6(D) of this Agreement.

6.    Internal Revenue Code Section 409A.

A.    Six-Month Delay in Payment. If, as of the Termination Date, the Employee is a Specified Employee (as defined below), then, to the extent required pursuant to Section 409A, payment of any portion of the Severance Amount that would otherwise have been paid to the Employee during the six-month period following the Termination Date and which would constitute deferred compensation under Section 409A (the “Delayed Payments”) shall be delayed until the date that is six months and one day following the Termination Date or, if earlier, the date of the Employee’s death (the “Delayed Payment Date”). As of the Delayed Payment Date, the Delayed Payments shall be paid to the Employee in a single lump sum. Any portion of the Severance Amount that was not otherwise due to be paid during the six-month period following the Termination Date shall be paid to the Employee in accordance with the payment schedule established under paragraph 1 of this Agreement.

B.    Separation Pay Not Subject to Section 409A. To the extent that any portion, or all, of the Severance Amount meets the requirements of (i) and (ii) of this subparagraph B, the six-month delay rule set forth in subparagraph A above shall not apply to such portion of the Severance Amount. The Severance Amount, or any portion thereof, will not be subject to the six-month delay rule set forth in subparagraph A above if and to the extent it is paid to the Employee no later than the last day of the second calendar year following the year in which the Termination occurs and it does not exceed two times the lesser of:

(i)
The sum of the Employee’s annual compensation (as determined in accordance with Section 1.409A-1(b)(9)(iii) of the regulations issued under Section 409A) for the calendar year preceding the year of Termination; or

(ii)	The maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which the Termination occurs.

C.    Definitions.

(i)
“Specified Employee” shall mean an individual who is a “key employee” (as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (without regard to Code Section 416 (i)(5))) of the Company at any time during the twelve (12) month period ending on the Specified Employee Identification Date (as defined below). If the Employee is a key employee as of the Specified Employee Identification Date, the Employee will be treated as a key employee for purposes of this Agreement for the entire twelve (12) month period beginning on the Specified Employee Effective Date (as defined below). For purposes of determining whether the Employee is a key employee (as defined in Code Section 416(i)), the Company shall use the same definition of “compensation” as is used for purposes of the Company’s 401(k) plan.

(ii)	“Specified Employee Identification Date” shall mean December 31 of any calendar year.

(iii)	“Specified Employee Effective Date” shall mean April 1 of the calendar year following the year of the Specified Employee Identification Date.

D.    Miscellaneous. Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Employee pursuant to Section 409A. However, the Company shall have no liability to Employee, Employee's beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to 409A of the Code upon or following a termination of employment, references to a “Termination,” “Termination of employment,” “Termination for Cause” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary herein, any payment or benefit under this Agreement that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A), (B) or (C) shall be paid or provided to the Employee only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Employee following the taxable year of the Employee in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Employee in which the “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. With respect to any installment payments made under this Agreement, each payment in a series of installment payments shall be deemed to be a separate payment for purposes of Section 409A.

7.    Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

Heartland Financial USA, Inc.
Attention: President; and Executive Vice President Human Resources
1398 Central Avenue
Box 778
Dubuque, Iowa 52004-0778

If to the Employee to:

XXXXX XXXXXXXX
XXX XXXXXXXXXX
XXXXX, XX XXXXX

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

8.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Iowa.

9.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby agrees that such scope may be judicially modified accordingly.

10.    Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

11.    Not an Employment Agreement. Nothing in this Agreement shall give the Employee any rights (or impose any obligations) to continued employment by the Company or any Affiliate or successor of the Company, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Employee for the Company or any Affiliate or successor of the Company.

12.    No Assignment. The Employee’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not affect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Employee under this Agreement.

14.    Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Employee pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Employee is successful on the merits pursuant to a legal judgment, arbitration or settlement.

15.    Term. The “Term” of this Agreement shall be the period commencing on the Effective Date and ending on December 31, XXXX. As of December 31, XXXX, and each December 31 thereafter, the Term shall automatically renew for an additional one-year period unless the Company notifies the Employee in writing that the Term will not be renewed. Any such notice of non-renewal must be delivered to the Employee at least 180 days before the date on which the Term would otherwise automatically renew. In the event of a Change of Control during the Term, this Agreement shall remain in effect for the Covered Period.

16.    Amendment. This Agreement may not be amended or modified except by written agreement signed by the Employee and the Company.

17.    References. Masculine pronouns are used herein solely for convenience of reference, and are intended to have general application.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.

HEARTLAND FINANCIAL USA, INC.

By:
	Mark Murtha	XXXXXX XXXXXX	Date
Executive Vice President, Human Resources